MAYTAG CORPORATION
                                      Exhibit 12
                  Computation of Ratio of Earnings to Fixed Charges
                   (Amounts in thousands of dollars except ratios)




                              Six
                             Months
                             Ended             Year Ended December 31
                            6-30-94    1993    1992     1991     1990     1989

     Consolidated pre-tax
      income from
      continuing operations
      before cumulative
      effect of accounting
      changes             $124,379 $ 89,870 $  7,546 $123,417 $159,405 $206,972

     Interest expense       37,475   75,364   75,004   75,159   81,966   83,398

     Depreciation of
      capitalized interest     825    1,546      933      348       57

     Interest portion of
      rental expense         4,695   10,480   11,264   11,177    9,183    7,107

     Earnings             $167,374 $177,260 $ 94,747 $210,101 $250,611 $297,477


     Interest expense     $ 37,475 $ 75,364 $ 75,004 $ 75,159 $ 81,966 $ 83,398

     Interest capitalized      244    1,484    3,886    6,329    5,348

     Interest portion of
      rental expense         4,695   10,480   11,264   11,177    9,183    7,107

     Fixed Charges        $ 42,414 $ 87,328 $ 90,154 $ 92,665 $ 96,497 $ 90,505





     Ratio of earnings
      to fixed charges        3.95    2.03     1.05     2.27     2.60     3.29


















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